Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Wendell Potter, CIGNA Public Affairs
215.761.4450
wendell.potter@cigna.com
Gloria Barone, CIGNA Public Affairs
215.761.4758
gloria.barone@cigna.com

CIGNA CORPORATION NAMES TWO NEW DIRECTORS TO BOARD:
ISAIAH HARRIS, JR. OF BELLSOUTH,
ROMAN MARTINEZ IV, FORMER LEHMAN BROTHERS MANAGING DIRECTOR

PHILADELPHIA, June 22, 2005 -- Continuing its work to recruit and maintain a governing body comprising men and women with exceptional business and professional backgrounds, and who are reflective of its customer and employee base, CIGNA Corporation announced today the addition of two new directors. Isaiah Harris, Jr., president of BellSouth Advertising & Publishing Group, and Roman Martinez IV, former managing director of Lehman Brothers Inc., will join CIGNA Corporation’s Board of Directors effective July 1 for terms expiring in April 2007 and April 2008 respectively.

“We are delighted to welcome Ike and Roman as the newest members of our board of directors,”said H. Edward Hanway, chairman and chief executive officer. “Both are outstanding and seasoned business executives. Ike’s broad portfolio of financial, operational and leadership experiences and Roman’s extensive experience in the capital markets will be valuable to the board, to our company and our shareholders. CIGNA is proud of the independence, diversity and the broad range of business expertise of our board members.”

Harris, 52, is a senior executive at BellSouth Corporation, a communications services company serving customers primarily in the southeastern United States, and is president of BellSouth’s Advertising & Publishing Group based in Atlanta, Ga. As president of the A&P Group, Harris has responsibility for BellSouth Advertising & Publishing Corp., The Berry Company, Stevens Graphics, and IntelliVentures, the Internet company that produces RealPages.com. He also has responsibility for BellSouth's International wireless operations.

Since joining BellSouth in 1997, Harris has served as chief financial officer for BellSouth Telecommunications Inc., as well as vice president of corporate finance and president of consumer services. Prior to joining BellSouth, he held leadership roles at SUPERVALU, Inc. and Peat Marwick International.

Harris is also a director of DeLuxe Corporation. He is a graduate of Iowa State University and of the University of Minnesota’s Executive Program.

Martinez, 57, is a former long-term partner of Lehman Brothers of New York, N.Y., a global investment bank. Lehman Brothers serves the financial needs of corporate, government and institutional clients and high net worth individuals through offices worldwide. While at Lehman Brothers, Martinez was involved in a broad spectrum of U.S. and international investment banking activities covering advisory as well as financing assignments.

Martinez is also a director of Alliant Techsystems, Inc. Additionally, he is a director of the International Rescue Committee and trustee of New York Presbyterian Hospital. He is a graduate of Boston College and holds an M.B.A. from the Wharton School of the University of Pennsylvania.

“When we recruit for the board of directors, we look for proven business success, diversity and richness of life experience,” Hanway said. He also noted that he is the only director who is employed by CIGNA, and that only non-employee directors serve on the Audit Committee, Finance Committee, Corporate Governance Committee, and People Resources Committee, which oversees executive compensation.

Other members of CIGNA's Board of Directors as of April 27, 2005:

Robert H. Campbell was chairman of Sunoco, Inc. from 1992 until 2000, chief executive officer from 1991 until 2000 and president from 1991 until 1996. He is also a Director of Hershey Corporation and Vical, Inc. Campbell serves as chair of CIGNA's Audit Committee and as a member of the Corporate Governance Committee.

H. Edward Hanway has been chairman of the board of CIGNA Corporation since December 2000 and chief executive officer since January 2000. Previously, he has served as president of CIGNA HealthCare and CIGNA International.

Jane E. Henney, M.D. has been senior vice president and Provost, Health Affairs at University of Cincinnati Medical Center since July 2003. Dr. Henney was senior scholar at the Association of Academic Health Centers from 2001 until June 2003 and commissioner of the U.S. Food & Drug Administration from 1998 until January 2001. Dr. Henney serves as a member of CIGNA's Audit and Corporate Governance Committees.

Peter N. Larson was chairman and chief executive officer of Brunswick Corporation from 1995 until 2000. He also served as an executive officer and director of Johnson & Johnson from 1991 until 1995. Larson serves as the chairman of CIGNA's Finance Committee and as a member of the Audit Committee.

Louis W. Sullivan, M.D. has been president emeritus of Morehouse School of Medicine since June 2002. Dr. Sullivan served as President of Morehouse School of Medicine from 1981 until 2002, except from 1989 until 1993, when he served as the United States Secretary of Health and Human Services. He is also a Director of Bristol-Myers Squibb Company, Georgia Pacific Corporation, 3M Company, BioSante Pharmaceuticals, Inc., Henry Schein, Inc., and United Therapeutics Corporation. Dr. Sullivan serves as a member of CIGNA's People Resources and Corporate Governance committees.

Harold A. Wagner has been non-executive chairman of Agere Systems Inc. since 2001. Wagner served as Chairman and chief executive officer of Air Products and Chemicals, Inc. from 1992 to 2000 and as its President from 1992 to 1998. He is also a director of Paccar Inc., United Technologies Corporation and Maersk Inc., a subsidiary of A.P. Moller. Wagner serves as chairman of CIGNA's People Resources Committee and as a member of the Finance Committee.

Carol Cox Wait has been President of Boggs, Atkinson, Inc. real estate company since 2003. She was a director, president and chief executive officer of the Committee for a Responsible Federal Budget (a bi-partisan, educational, non-profit organization) from 1981 until 2003. She was president of Carol Cox and Associates (a consulting firm) from 1984 until 2003. Wait serves as a member of CIGNA's Audit and Corporate Governance committees.

Marilyn Ware has been the chief executive officer of the Ware Family Offices since 1996. She served as Chairman of American Water Works from 1988 until 2003. She currently serves as chairman emeritus of American Water, a wholly-owned subsidiary of Thames Water as well as a member of the RWE Economic Advisory Board and Thames Water International Advisory Council. Ware serves as the chairman of CIGNA's Corporate Governance Committee and as a member of the People Resources Committee.

Donna F. Zarcone has served as president and chief operating officer of Harley-Davidson Financial Services, Inc., a wholly owned subsidiary of Harley-Davidson, Inc. since 1998. Zarcone, who joined the CIGNA board in 2005, serves as a member of CIGNA's Audit and Finance Committees and is CIGNA's designated Audit Committee financial expert.

William D. Zollars has served as chairman, president and chief executive officer of Yellow Roadway Corporation since 1999. He is also a director of ProLogis Trust. Mr. Zollars, who joined the CIGNA Board in 2005, serves as a member of CIGNA's People Resources and Finance Committees.

For more information on CIGNA’s Board of Directors, go to:

http://www.cigna.com/general/about/governance/board.html

About CIGNA

As a Business of Caring, CIGNA (NYSE: CI) provides employers with benefits, expertise and services that improve the health, well-being and productivity of their employees. Serving millions of customers, clients and members in the U.S. and around the globe, CIGNA's operating subsidiaries offer a full portfolio of medical, dental, behavioral health, pharmacy and vision care benefits and group life, accident and disability insurance. For more information, go to http://www.cigna.com.